Bell & Howell Company  5215 Old Orchard Road            voice 847.470.7100
                       Skokie, Illinois 60077.1076      fax   847.470.9825

                                                 web    bellhowell.com
                                                 e-mail info@corp.bellhowell.com


                                                                   BELL & HOWELL

                                   Contacts:


           Nils A. Johansson                  Dwight A. Mater
           Executive Vice President           Vice President, Investor Relations
           Phone 847-470-7617                 and Business Development
                                              847-470-7111


               BELL & HOWELL AGREES TO SELL IMAGING UNIT TO KODAK

SKOKIE, Ill., Oct. 30 /PRNewswire/ -- Bell & Howell Company (NYSE: BHW - news) today announced that it has agreed to sell its Imaging unit to Kodak for approximately $150 million in cash. The sale is subject to regulatory approvals and is expected to close prior to year-end. The Company plans to use the proceeds of the sale to pay down debt.

James Roemer, Bell & Howell Chairman, President and Chief Executive Officer, commented, "We are very pleased to have entered into a definitive agreement to sell our Imaging business to Kodak. The combination of these two organizations should benefit our customers by leveraging the resources, experience and best practices of both organizations. Furthermore, Kodak is getting a strong business with loyal customers while joining with an outstanding group of employees who have made Bell & Howell Imaging one of the most respected companies in the industry."

"This agreement underscores our intention to take advantage of growth opportunities in the worldwide document imaging marketplace," said Candy Obourn, president of the Document Imaging division. "It will enable us to better leverage technologies and resources to provide customers around the world with an easier way to do business, access to an expanded portfolio of products and an unmatched field service capability." Roemer added, "With the pending sale of Imaging, we are well on our way to launching the new ProQuest Company, consisting of our Information & Learning and Publishing Services businesses. The ProQuest Company will be a global leader in research, learning and publishing services. It enables individuals, institutions and dealers to access, manage and utilize high-value, specialized information quicker, more efficiently and with better results."


                                     -more

Bell & Howell Sells Imaging Unit/Page 2



The Company recently reported third quarter sales growth of 12%, from continuing operations on a comparable basis and EBITDA (earnings before interest, taxes, depreciation and amortization) growth of 18%. On a year to date comparable basis, sales grew 9% and EBITDA grew 20%. From that basis, Roemer also affirmed the Company's outlook for the remainder of 2000. "We are expecting sales growth of about 10%, with EBITDA growth in the mid-teens, including our significant investments in our Internet initiatives. We have a solid platform for growth and look forward to finishing this year strongly and transitioning our Imaging business to Kodak."

Risk Factors
------------

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, including without limitation, the cost and availability of intellectual property from third parties, impact of the change in revenue recognition from the Securities and Exchange Commission's SAB #101 pertaining to subscription revenues, decreases in the ability to attract and retain employees for the existing Bell & Howell as well as the new company resulting from the restructure of the existing Bell & Howell, obtain capital, including interest rate risks, unexpected merger-related effects, timing and market conditions relating to the sale of the Mail & Messaging Technologies and Imaging businesses as well as business execution risk and risk of new competitors, and any necessary regulatory approvals, decreases in funding for Internet access as well as overall acceptance and usage of the Internet in the education and library markets, the willingness of parents to purchase educational products for home use, the availability of free or advertising supported research information on the Internet, decreases or shifts in mail volumes, rate of acceptance of electronic-based mailings, including effects of and rate of acceptance of internet-based solutions, including the automotive business, changes in the business services market, changes in the automotive industry, and general economic conditions, all of which could cause actual results to differ materially, and such other risks as discussed in the company's filings with the Securities and Exchange Commission.

About Bell & Howell
-------------------


Headquartered in Skokie, Illinois, Bell & Howell Company (NYSE: BHW - news) is a leading information solutions and services provider to industries worldwide. In each of its businesses, the company transforms information through software and services, helping its customers operate more effectively and efficiently. Additional information on Bell & Howell can be found at www.bellhowell.com.
                                                        ------------------

About Eastman Kodak Company
---------------------------

Eastman Kodak Company (NYSE: EK - news) is the leader in both traditional photography and digital imaging, with sales of more than $14 billion for 1999. The businesses of Kodak serve a wide range of consumer, professional, entertainment, commercial and health imaging needs. Through its Document Imaging division, Kodak is the number one worldwide supplier of high-speed production document scanners, as well as media and micrographics products and services. It offers a variety of capture components and media for imaging and document management applications that require digital, integrated, or micrographics imaging solutions. More information is available by calling the Kodak Document Imaging division at 1-800-243-8811 (U.S. and Canada), by contacting an authorized representative of Kodak products, or at the Kodak DI World Wide Web site at http://www.kodak.com/go/docimaging.
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